SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 31, 2000



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




           Tennessee                0-25596              62-1282758
        -----------------------------------------------------------------
           (State or other        (Commission          (IRS Employer
            jurisdiction of        File Number)         Identification No.)
            incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

         On April 14, 2000, Shop At Home, Inc. held a conference call with certain financial analysts to announce and discuss the Company's third quarter financial results. These results were filed with the SEC on the Form 10-Q filed April 13, 2000. The Company has posted on its Internet site, collectibles.com under the "About Us" section the transcript of this Conference Call. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript. A transcript of the April 14, 2000, Financial Conference Call is attached hereto as Exhibit 99.1.

         The Transcript of the April 14, 2000, Financial Conference Call contains forward-looking statements within the meaning of Section 27A of Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including certain statements about the Company's anticipated future plans, strategies and initiatives to increase the Company's revenues, profit margins and gross profits, certain positive trends were noted that Management believed would continue, and Management made certain predictions concerning the future financial performance of collectibles.com and the Company. Actual results may differ materially from these statements for a number of reasons as are discussed from time to time in Shop At Home's SEC reports, including but not limited to the registration statement filed on Form S-3 on July 1, 1999, the report on Form 10-K/A for the year ended June 30, 1999 (Business and Management's Discussion and Analysis of Financial Condition and Results of Operations), the Form 10-Q's for quarters since the 10-K/A was filed, and any recently filed 8-K forms.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  SHOP AT HOME, INC.
                                  (Registrant)



                                  By: /s/ George J. Phillips
                                  -------------------------------
                                  George J. Phillips
                                  Vice President and General Counsel

Date: May 31, 2000

                              SHOP AT HOME NETWORK
                             Moderator: Kent Lillie
                          April 14, 2000/8:00 a.m. CDT
                                     Page 1




                              SHOP AT HOME NETWORK
                                 April 14, 2000
                                  8:00 a.m. CDT




Coordinator                Good  morning,  and  welcome  to  the  Shop  at  Home
                           Network's third quarter earnings release conference call. I would now like to introduce your moderator for today's meeting, Dawn Woods, Vice President of Corporate Communications and Treasurer. Ms. Woods, you may begin when ready.

D. Woods Good morning, and welcome to Shop at Home's third quarter conference call. Here with me on the call this morning are Kent Lillie, the company's President and Chief Executive Officer; Arthur Tech, Executive Vice President and Chief Financial Officer; John Robertson, Executive Vice President and Chief Operating Officer for the Network; and Tim Engle, President of collectibles.com.

                           Our release was sent out yesterday afternoon and the 10Q is now available on Edgar. After the
                           presentation,   we  will  take  questions  about  the
                           quarter's results for the Network and collectibles.com. You may direct your questions to any of those present.

                           Before we begin, I would like to say that any statements made today on behalf of Shop at Home, with regard to the expectation of future revenues, earnings, coverage and other performance factors; including any statements regarding the plans for the objective of management for future operations; are forward-looking statements for purposes of the SEC statutes.

                           It is now my pleasure to introduce Kent Lillie.

K. Lillie:                 Good  morning.  I'm  proud  today  to report that the
                           company continues  to  post  outstanding  results  in
                           virtually all of our reporting metrics, including our
                           25th consecutive quarter  of  year-over-year  revenue
                           growth. And  that  was  at  44% [increase  over  last
                           year], a new  record, as  well  as  a  third  quarter
                           record EBITDA increase of 100% and a record total for
                           third   quarter,  which   is   our   17th   quarterly
                           year-over-year improvement, once again demonstrating that we can grow EBITDA at a rate faster than revenue.

                           We also continue to show impressive gains in household growth and revenue per household, the two most important drivers in our core business. Further, we now have four months of outstanding results from collectibles.com, which is exceeding even our own aggressive forecast and performing substantially above the numbers estimated in our offering last July.

                           Arthur Tek, the company's CFO, will highlight some of the quarter's results.

A. Tek: Thanks, Kent. Revenues for the quarter ended March 31 were $53.6 million, a 44% increase over last year, as Kent mentioned. The growth rate of 44% during the quarter equals our long-term growth rate since 1997.

                           Also, we narrowly missed achieving an all time record for quarter revenues. But in light of the fact that the March quarter is the slowest for most retailers and broadcasters, we think we did relatively well.

                           EBITDA for our core business, excluding collectibles.com, doubled to $2 million from $1 million last year, thus increasing more rapidly than revenue. Although collectibles.com recorded negative EBITDA of $2.7 million, this was better than our expectations.

                           We were particularly pleased with revenue growth on the Web site. Net revenue was $1.5 million for the quarter. Since the site launched in November, each month has shown growth in sales.

                           Looking at our expenses, our gross margin decreased to 36% as we sold more electronics and coins, which have lower margins than most of our other products. This change in merchandising mix is in response to our customer's demand. We will strive to recoup lower margins with higher revenues.

                           It is notable that our Web site margin is higher, at 38% versus 36% for the Company, reflecting the margins we achieve on most collectibles products and less emphasis on electronics.

                           Salaries and wages increased almost in proportion to sales, excluding collectibles.com. We are investing in the human capital needed to take our Company to the next level.

                           Transponder and cable carriage costs decreased as a percentage of sales, as we were able to utilize approximately $600,000 of these payments for advertising collectibles.com. We also continue to add cable carriage on a cost efficient basis.

                           General and administrative expenses were up 79%, but almost all of this increase was due to the addition of collectibles.com. Depreciation and amortization increased because of the acquisition in June of our New York TV station and because of the new enterprise-wide information system.

                           Interest expense increased because of $10 million in bank debt outstanding. Net loss for the quarter was $3.5 million or $.12 a share. Looking briefly at our balance sheet, we added no new debt during the quarter nor do we have any current debt payable other than some small capital leases. Our working capital at March 31 totaled $16.4 million, which we believe is sufficient for our operations.

                           As Dawn mentioned, our 10Q was filed last night. To calculate EBITDA by segment, look at note five and simply add depreciation and amortization to operating income. Kent.

K. Lillie:                 I   think   it's   important   to  note  that   we're
                           releasing this quarter's results a full two weeks ahead of our historical release date. The fundamental reason is that thanks to our technology and business groups and our new technology platform, we can.

                           Second, we're anxious to communicate to the market our continued growing Network results and the outstanding performance of collectibles.com. I would also like to reemphasize that we have grown our number of gross cable household reach to more than 58 million and our full-time equivalents to just under 25 million, at 24.6.

                           And that's as of the moment, which adds to our position as one of the most powerful distribution systems in the world, and to remind you that this Network is one of the proprietary fundamentals to the current and long-term success of collectibles.com in our converged strategy.

                           I'm proud now to introduce John Robertson, who has the sometimes daunting task of running our Network operations.

J. Robertson:              Thanks,   Kent.  As   Arthur   noted,   the   Network
                           results were very  positive.  In today's  economy,  I
                           think it's truly  remarkable to find a business model
                           as solid as ours is that is posting  growth in excess
                           of 40% in sales,  and EBITDA  that is  doubling  that
                           sales   growth   rate.   Still,   to  my   management
                           expectations,  our organization must continue to make
                           improvements    in   margin   and   in   our   system
                           effectiveness.

                           First, regarding margin. Our gross margins for the Network declined by just over one point. This was due to a change in mix showing much higher growth rates in coins and electronics growing faster than our traditional growth category of sports.

                           We've had to merchandise to consumer demand. But we have strengthened our organization in both the sports and jewelry categories to be more effective with these categories that we believe have huge potential in the future.

                           Secondly, concerning our system, we continue to realize the value of our world class technology system. Yet, a full quarter had to transpire to allow us to fully surface and quickly correct the one-time cost that naturally progressed from the enterprise-wide information system conversion, which we launched on October 26. I remember that day. It was my second day with the organization.

                           I remind you that we are a 24x7 business, and the speed and effectiveness of our system conversion has been outstanding. I'm proud of our people and the way we've embraced this new technology.

                           But even with these challenges, we posted some very noteworthy Network accomplishments. Revenue for our five stations that we've owned and operated for at least one year increased by 47%. This is a clear indication that with our continued growth in households, we can also grow our share of the customer and our customer's loyalty.

                           This past quarter, we launched our Deal of the Day as an effort to sell additional items to the households over and above what they would normally buy during that time slot. We also increased our sales capacity.

                           We implemented a new interactive voice response system on the sales side and will soon implement the same system on the service side to help our customers serve themselves to their orders and to their order related questions. Such technology improvements lower the costs associated with each call dramatically.

                           It also improves our order taking productivity, in this case by 44%. Additionally, we've added 32% operator capacity with an overflow call center. We'll soon increase our total sales center capacity by 47%. I hope you can observe that we're ready to support higher sales volumes that will result from an increased broadcast reach.

                           But most noteworthy is our increase in sales effectiveness. The rates for converting incoming calls to orders have increased since December by 12%. And the trend continues to rise even this month.

                           At the last call, we mentioned to you that we'd focus on the product, the customer experience, and the culture. Just to update you, since that call, we've increased the number of vendors offered on the Network by double digits. We've also continued to improve our terms with each of our vendors and strengthened our offering of exclusive product.

                           For the customer experience, we've launched several database marketing efforts during the quarter, and these initial tests have shown very promising results. This quarter, we'll kick off with a very aggressive database marketing plan to both the Network and collectibles.com customers.

                           We continue to improve our customer service effectiveness and our shipping and fulfillment metrics, which lead to greater customer satisfaction and repurchase rates.

                           Improving the customer experience, which is our operational theme for this year, is truly a journey and not a destination. We still have a ways to go to meet my expectations in this area.

                           With respect to our culture, we have launched a new training program to help broaden the skills, leadership abilities, and growth for our employees. We've also begun specific recruiting and retention strategies to establish ourselves as the employer of choice. We've added key team members and I believe our leadership is the strongest it has ever been.

                           As we finish this fiscal year and begin a new one, our management team has identified two key strategic imperatives that must have our focus. First, optimizing the supply chain. We're taking deliberate steps to make our buyers more effective by process improvements internally.

                           We're also continuing to increase the product variety and our margins. Part of this is coming as a byproduct of the exclusive vendor agreements that Tim Engle and his team at collectibles.com are signing up, for the Internet side. Also improvements are coming from better sourcing because of our scale and strength as a retailer.

                           Secondly, an imperative is to improve customer satisfaction. We will improve our repurchase rates through tighter quality control, merchandise analysis that results from our state-of-the-art systems, and product selections and more effective product presentation.

                           We'll also improve our ability to solve customer issues in the first phone call through better processes and training and a comprehensive customer contact management and service system.

                           In summary, our actual growth rates and our growth potential are truly extraordinary. Margins are improving on each product category and we have significantly increased our infrastructure in order to take more orders. These two factors, along with the improvements I previously mentioned, will drive greater gross profit.

                           Every day, we see and implement opportunities to integrate the Network in collectibles.com into an interactive shopping experience in a broadband delivery environment. Kent.

K. Lillie:                 One  of   the  most  important   results  that   John
                           mentioned was our improved sales on our own stations, some of which we've operated and programmed for as long as five years. A 47% year-over-year revenue growth is outstanding, and would be in any business sector further validation of the effectiveness and cost efficiency of owning rather than renting a good portion of our distribution system.

                           Incidentally, we've grown revenue in all six of our markets, our owned and operated station markets, for every quarter that we have owned each station. As John mentioned, one of our most important goals for the upcoming quarters is to begin to unlock the value of our existing database of almost 2.5 million customers, a tremendous asset that we're about to mine.

                           Tim Engle now gets to report the excellent results of our online business, collectibles.com.

T. Engle:                  With   our   first  full  quarter  under  our  belts,
                           I'm pleased to announce that our gross sales for this most recent quarter exceeded $1.8 million, up almost
                           1600% from last year. It also exceeded all Internet sales for the past ten months combined, since the launch of collectibles.com, by a factor of two times.

                           In fact, we were able to sustain month to month net revenue growth at a rate of 19%. These results came after being operational for just four months and as we continue to operate in our beta launch mode.

                           Much of our success this quarter was accomplished by continuing to optimize the convergence of both the Internet and broadcast platforms, continued additions to our exclusive agreements, expanded marketing relationships, and our great employees.

                           Let's first review critical metrics. First and foremost is revenue and gross profit. As part of our $1.8 million in gross revenue, over $760,000 or 42%, was shipped in March, speaking to the ramp up we were experiencing with collectibles.com and our momentum coming into the new quarter.

                           Most impressive is our average order was in excess of $250. The ability to leverage this metric speaks to the opportunity we have as we continue to build traffic.

                           Additionally, we were able to achieve gross margins of 38%, keeping our commitment to long-term profitability and our ability to find a new standard for e-tailers.

                           As we continue to sign more Internet exclusive agreements with leading manufacturers and brands, we anticipate maintaining, perhaps even improving margins beyond our current performance.

                           Also, we would estimate that our browsers for third quarter were 368,000 or 3.5 times December levels. Additionally, our March browsers of 147,000 represented an increase of 41% over December.

                           Another dramatic improvement was in sales per browser. During our first full month of operations in December, we were very pleased to achieve and report a sale per browser of $4.43. And I'm very delighted to announce that we have continued to improve on this critical measurement, increasing it to $5.22 for the month of March, an increase of over 18%. We believe that the ongoing improvements made to our site and increased product selection have attributed to this extraordinary number. It is our judgment that if we can increase what our customers see and the length of time they stay on our site, we will continue to show impressive sales per browser results.

                           To that end, we have seen both page views and time spent on the site increase since our launch in November. Total page views have increased over 75%, with page views per browser increasing 23%. Additionally, time spent on the site in March was
                           17.5 minutes, up from the December average of 13.5 minutes.

                           Comparing this to the top 15 television Web sites, collectibles.com posted third on a list, exceeding such brands as NBC, ABC, CBS, CNN, and Disney. We continue to see first time customer purchases on collectibles.com.

                           In fact, last quarter, I reported that our first time purchases were over 91%. This meant that we were attracting buyers who had never bought from Shop at Home or collectibles.com. For that first full quarter of operations, we were able to improve this already impressive number to 95%, reinforcing our belief that with our powerful integrated platform, we can extend our reach to an entirely new customer base and thus increase total sales.

                           Now let's review some of the function of the site. Much of our success in the above metrics is due to continued improvements in function realized since our launch in November. Our images are among the finest on the Internet, including the addition of our large view function that allows our customer to expand the product image to almost screen size.

                           We continue to implement innovative and proprietary video productions, blending exclusive product and relevant content such as our promotion that blends the excitement of the colorful rock band, Kiss in their final farewell tour this summer with exclusive products from Gartland USA.

                           Additionally, we have added an "e-mail to a friend" function allowing anyone to send direct links of product to a friend, thus encouraging referral-based customer acquisition. We have added electronic coupons, allowing for more effective marketing to our customers, both Network and Internet. One of the major changes this quarter was the redesign of our front page, increasing the number of products shown to our diverse audience. Also, as part of a major marketing initiative, we have added function, which allows other sites to come to collectibles.com and apply for affiliate relationships, the results of which I will speak to later.

                           Many of the features discussed in our last conference call are on target and to be completed this quarter. This would include Auctions, the Gift Registry, Wish List, Category Community Pages, and improved search engines. All have been designed and prioritized based on the ability to drive greater sales.

                           I'd like now to discuss some agreements and our marketing initiatives of this past quarter. As I mentioned in our last call, one of the cornerstones of collectibles.com strategy is to establish exclusive agreements with manufacturers to build traffic and protect retail margins.

                           To that end, I am pleased to announce that we have signed over 55 exclusive agreements, an 83% increase from our last call just a few short months ago. Recent announcements include Fitz and Floyd, Castart's popular Dreamcycles, Lee Middleton dolls and Fleer, among others. In addition to manufacturer agreements, we have announced an agreement with Krause Publications, the leading publisher of collectibles content in the country. With over 50 magazines and 700 reference books, Krause's is in a position to provide collectibles.com with rich, abundant content that will build a sense of community.

                           Additionally, the relationship will allow collectibles.com and Shop at Home to market special product offers to their customers in a very targeted approach.

                           An example of the potential the relationship brings is the participation and prominence collectibles.com will have in Krause's upcoming Rosemont collector show in Chicago. This show is one of the largest events in the country, attracting virtually every manufacturer in the figurine/collectibles industry.

                           Recent marketing initiatives have been selected based on their ability to attract a very specific type of customer. As an example, collectibles.com's brand and products are prominently displayed throughout baseball season during a sports show on Fox Sports Net, with households in excess of 66 million. Additionally, relationships have been developed that will allow our brand and products to be viewed by millions of prospective Internet users, including the upcoming Dick Butkus sports awards launching late this month, and targeted e-mail campaigns with some of the nation's largest sports gaming companies.

                           We made a commitment in our last call to launch and have in place over 3,000 affiliate Web sites linked to collectibles.com. We are well within our goal of achieving that and exceeding that, with over 1,300 affiliates in the process of tying their viewers to our sites as we speak.

                           To conclude, I would report that the state of collectibles.com, and the convergence of both the Network with our Internet strategy, is extremely healthy and exceeding our initial expectations. We are enthusiastic that this business model has now been successfully validated, as reflected in our recent results and of the relationships we have formed today. Thank you. Kent.

K. Lillie:                 I'd  like   to   emphasize   that    collectibles.com
                           growth is almost 20% compounded month to month since we launched in December. And during that growth, we're continuing to maintain what I believe is the highest or among the highest gross profit margins in business to consumer sales on the Internet, and again with no apparent cannibalization of our existing customer base.

                           Despite the continued high double digit top line growth of our Network, collectibles.com should comprise as much as 5% of our total sales for the June quarter, as we continue to ramp revenue at an accelerated pace.

                           In closing, I would like to say that we continue to seek both directly and through our representatives, new strategic and business relationships and will, of course, report to the market when appropriate. In the meantime, we will continue to prove our business model and to become a leader in commerce in the new converged medium.

                           The audio and text of this call will be posted on collectibles.com, as soon as they are ready, from MCI WorldCom. Thank you all for joining us this morning and we'll now open this discussion to questions.

Coordinator:               Our first question comes from Michael Legg from
                           Prudential Securities.

M. Legg: Good morning. Could you talk a little bit about the Internet in general having impact on the merchandise sales you saw on the broadcast platform and what that might be doing to your gross profit margin?

T. Engle:                  I'm not sure we understand the question, Mike.

M. Legg: The gross profit came in at 36%, which is on the broadcast side, a little bit below last quarter. When you look at all the different collectible sites and things of that nature coming out on the Internet from an e-commerce perspective, is that impacting the mix that you're selling on the broadcast platform and if so, what is it doing from a pricing pressure perspective?

T. Engle:                  From   a   margin    perspective,    collectibles.com
                           over time will improve overall Network  margins.  Not
                           only our mix is going to be towards higher end margin
                           product  due  to  our  exclusive   agreements   we're
                           signing, but also just as we've become a larger percentage of sales of the total company, you will see margins improve. Does that answer your question?

M. Legg: I'm going to ask you from the other side. As collectibles.com being one Internet site but your competitive Internet sites also, as they're out there doing as you're saying because the collectibles.com is doing very well on a gross profit basis and expecting to increase that, is that cannibalizing or impacting the pricing that you are able to offer on the broadcast side?

J. Robertson:              Michael,  this is John Robertson.  I don't think that
                           that's why we're seeing an erosion of margin on the Network side. I think we're seeing a little bit of decline in margin on the Network side due to consumer demand.

                           The release of the state quarter program has been an incredible firestorm in the coin category. And I think you will agree that overall, consumers are still demanding the latest in technology and gadgetry. Those are two categories that we represent and support.

                           That's where we've seen the change in the mix. It's just as a result of consumer demand.

T. Engle:                  As   John   mentioned,   most  of  our   margins  are
                           beginning   to   increase   again   in  most  of  our
                           categories.   It's  just   that  the   lower   margin
                           categories, coins and electronics, are a bigger percentage of our overall sales. So it brings it down
                           ... there. But that should stabilize at this point.

M. Legg: Tim, can you talk a little bit about what you're expecting for the next 12 months on collectibles.com, from both a revenue and a marketing spend perspective?

T. Engle:                  From a marketing perspective, our strategy has always
                           been to create  relationships  with  companies  whose
                           customer  base  reflects  a  propensity  to  buy  the
                           products that we sell.  So you  will  see in the next
                           12 months, certainly in the next six  months, we will
                           announce marketing  relationships  that  will  really
                           reflect that philosophy, going after  very  specific,
                           very   targeted   audiences  so  we  can  get  higher
                           conversion rates when they do come into the site.

                           From a product perspective, we are going to continue to, I think at an increasing rate, sign exclusive agreements, because momentum begets momentum and we're seeing that in the marketplace now, especially over the last three months.

                           Since we've launched, I will tell you that the word out on the street in the collectibles business is we are the player and we are one of the largest collectible Web sites out there today, if not the largest collectible Web site. Certainly that gives us a tremendous advantage. The other thing I'll mention to you, Michael, is to be able to go out and speak with manufacturers, with just relationships in the marketing agreements and be able to tout and have this converged strategy as our jewel, is unbelievable. It really is a major advantage we have in the marketplace, that no one is competing with me against. I'm just not running into competition when I walk into those venues.

A. Tek: And Michael, in terms of where we see it going from a profitability point of view, our goal is to make collectibles.com EBITDA positive within the next 12 months.

M. Legg:                   Where's your credit line at now, Art?

A. Tek: We have drawn $10 million and have $10 million remaining.

M. Legg:                   Thanks a lot.

Coordinator:               Our next question comes from Bill Meyers from
                           Robertson Stevens.

B. Meyers:                 Thanks.   A  couple   of   quick    questions;    the
                           first is sort of conceptual. With an increasing focus on the collectibles.com portion of the business, have you given any consideration to renaming the company, seeing that there's a real disconnect between the Shop at Home branded name and the collectibles.com
                           Web site?

K. Lillie:                 Bill,    we     continue     to     evaluate    every
                           possibility  to  improve  the   performance  of  this
                           company and the perception of the company. So of course we do. I read with interest your quote that you think we should rebrand collectibles.com. I'm not sure we're ready to do that yet particularly, with all the heat that the dot-com world is under today.

                           But where we're going is a converged medium and that changes the whole world of dot-com's and broadcast and broadcast networks. So we're not looking backwards for an identity. We're looking forward for an identity.

B. Meyers:                 I'm    just     concerned     that    people    don't
                           necessarily   know   that   Shop   at  Home  is  also
                           collectibles and if they're watching Shop at Home, they might not find collectibles.

K. Lillie:                 We   agree   to   the   challenge    of    marketing,
                           simultaneously, two brands. We clearly recognize that. And we needed to get some performance under our belts with collectibles.com before we really consider some merged brand or merged name.

                           Obviously, we're the first mover in the collectibles retail space of this size dot-com or dot BAM. So there's an awful lot of opportunity there for us. And something to do with that brand name is a likely part of that branding strategy for the company.

B. Meyers:                 And    then    also    with   the    collectibles.com
                           portion, where's the Yahoo agreement right now? Is that still set to expire in May or have there been discussions about extending that relationship?

K. Lillie:                 The Yahoo agreement?

B. Meyers                  Yes.

K. Lillie:                 Again,  we  don't  speculate  on   pending   business
                           agreements. So it would not be appropriate to comment on that, I think, in this context.

B. Meyers:                 One  quick  question  on  the  core   business,   has
                           there been any progress made on the conversion rates?
                           Or also, I guess, on the return levels on just Shop at Home over the year, distributed business?

J. Roberson:               Yes.  I   don't  know  if  you  heard   my   comment.
                           What is very impressive, I think this is a result of both better training of our people and improved technology. But our conversion rates for converting incoming calls to orders increased since December by 12%. And we're continuing to see an increase even this month, the month of April.

B. Meyers:                 So what is the current rate now?  Is  it  sort of the
                           mid 50's?  Is it close to 60?

J. Roberson:               On the last week, we have a week, we reported this in
                           the last week.  It was at 58%.

B. Meyers:                 Thanks very much.

Coordinator:               Our next question comes from Mark Stimson from
                           Friedman, Billings and Ramsey.

M. Stimson:                Good    morning,   gentlemen.    Question   back   to
                           the margins. I think last quarter, you mentioned some programs that you were going to put in place to increase the number and I wondered if you're going to keep with those or what other plans you have, I guess just a little more detail on that, the core business
                           I guess.

J. Roberson:               There's   several   things   working   there.   First
                           of all, be clear that our margins in each category are actually on the increase. And this is due to better negotiation, better sourcing, maturing as a retail organization.

                           I also hope that you're sensing what we're building from a sales infrastructure point of view. We've increased our pipeline for taking orders. We can now work on lower price points.

                           This will reduce return rates. It will, I think, improve margins, allow us to source more exclusive and innovative product. So the capacity is there and we're realizing even already some of the fruits of that.

                           The drive there is  increase  total  profit  dollars.
                           That's   simply  a  function  of  the  mix  that  the
                           consumers choose from your offering.

M. Stimson:                Then  I   think   to   collectibles.com,   there  was
                           something mentioned about Fox Sports Net, more of the promotion, cross promote type of thing and I sort of missed that. Could you give a little more detail on that? I'd appreciate it.

T. Engle:                  That's   basically    what   that   is.   There's   a
                           segment of the  sports  industry  called the  Fantasy
                           Sports and Fox Sports Net runs on its Network. It's regional throughout the country; on two times a week, a 30-minute show with Goose Gossage this baseball season, and we are a very prominent sponsor of that show.

                           And by the way, we were able to leverage that relationship with product too. So we were able to give them product and not necessarily spend, leverage our margin on product at retail value to help pay for that show. So again, we're being smart with our marketing dollars.

M. Stimson:                And  then also you mentioned too that you were ranked
                           third with something, I think.

T. Engle:                  We   were   ranked   third   in  time  spent  on  the
                           site.   When  you  compare  us  to  other   broadcast
                           companies that move people to their sites, we were third on a list of the top 15. I mean, I of course interjected third into that list. But we were third when you compared with time on the site.

M. Stimson:                So who would be the ones that are kind of  on  either
                           side of you?

T. Engle:                  The  ones  that,  the  only  two  that  beat us were,
                           I believe,  Nickelodeon  and ESPN.  Then I  mentioned
                           Disney;  I didn't  mention  MTV,  but CBS,  Discovery
                           Channel, most of the big names.

M. Stimson:                So you're ahead of those guys.  Thank you very much.

K. Lillie:                 That's  longer  than  we  probably  all  would   like
                           to have had in this call this morning. So thank you for joining us. Feel free to call Dawn or Arthur anytime today. Thank you all very much for joining us.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995 - This Conference Call contains forward-looking statements within the meaning of Section 27A of Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding projected revenue and distribution growth, the future performance of Shop At Home, Inc. and collectibles.com and the anticipated impact of new management initiatives. Actual results may differ materially from those which may be identified for a number of reasons as are discussed from time to time in Shop At Home's SEC reports, including but not limited to the registration statement filed on Form S-3 on July 1, 1999,, the report on Form 10-K/A for the year ended June 30, 1999 (Business and Management's Discussion and Analysis of Financial Condition and Results of Operations), the Form 10-Q's for quarters since the 10-K/A was filed, and any recently filed 8-K forms.